Exhibit 4.75

Dated 18 November 2016

AEGEAN TRADERS INC.
 as Borrower

and

DRYSHIPS INC.
 as Corporate Guarantor

And

PORTIGON AG, LONDON BRANCH
(formerly known as WESTLB AG, London Branch)
 as Lender

SETTLEMENT, RELEASE AND SUPPLEMENTAL AGREEMENT

WATSON FARLEY
&
 WILLIAMS

Index

Clause		Page

1	Interpretation	2
2	Undertakings	2
3	Lender's Agreement	3
4	Representations and Warranties	4
5	Confidentiality and Non-Disclosure	5
6	Reservation of Rights	5
7	Forbearance	5
8	Incorporation of Loan Agreement Terms	6
9	Event of Default	6
10	Governing Law and Jurisdiction	6
Execution Page		7

THIS AGREEMENT is made on 18 November 2016

PARTIES

(1)
AEGEAN TRADERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Borrower");

(2)
DRYSHIPS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Corporate Guarantor");

(3)	PORTIGON AG, LONDON BRANCH (formerly known as WEST LB AG, London Branch), acting through its office at Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA, England (the "Lender").

BACKGROUND

(A)
By a loan agreement dated 20 June 2008 (as amended and supplemented on 8 October 2009 and as amended and restated on 18 January 2010 and as further amended on 12 November 2014, the "Loan Agreement") and made between, amongst others, the Borrower and the Lender, the Lender has made available to the Borrower a secured term loan facility of (originally) up to US$103,200,000.

(B)
By a master agreement dated 20 June 2008 (the "Master Agreement") on the 1992 ISDA Multicurrency Crossborder form and made between (i) the Corporate Guarantor and (ii) the Lender, the Lender agreed to enter into Transactions (as such term is defined in the Loan Agreement) with the Corporate Guarantor from time to time to hedge the Borrower's exposure under the Loan Agreement to interest rate fluctuations.

(C)
The Lender advanced to the Borrower the total amount of US$103,200,000 and, as at the date of this Agreement, the amount of the Loan outstanding is US$18,565,801,15, comprised of US$18,250,000 by way of outstanding principal and accrued interest of US$315,801.15 (as of 18 November 2016).

(D)
The Lender has consented to the sale of m.v. "SORREN ICY (the "Ship") and to release Its mortgage over the Ship even though the market value and consequently the sale proceeds are significantly less than the principal outstanding amount of the Loan.

(E)          The Lender's consent to the sale of the Ship is subject to, inter alia, the following conditions:

(i)	The Borrower shall remain fully liable for repayment of the Loan as reduced in accordance with Clause 3.2 of this Agreement;

(ii)	the Corporate Guarantor shall remain fully liable under the Corporate Guarantee; and

(iii)	all other terms and conditions contained in this Agreement.

(F)	The release of the Borrower and the Corporate Guarantor from their respective obligations under the Finance Documents will occur pursuant to the terms and conditions contained in this Agreement.

IT IS AGREED AS FOLLOWS:

1              INTERPRETATION

1.1          Defined expressions

Words and expressions defined in the Loan Agreement and the other Finance Documents shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2          Definitions

"Closing Date" means the date of this Agreement;

"Final Settlement Date" means the date falling 9 months after the Closing Date;

"Forbearance Period" means the period commencing on the date of this Agreement and ending on the earlier of (i) the Final Settlement Date and (H) on the date of occurrence of a Termination Event;

"Termination Event" means any of the following events or circumstances:

(a)	a Security Party breaches any term, provision, undertaking or covenant of this Agreement;

(b)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or the Corporate Guarantor; or

(ii)	the enforcement of any Security Interest over any assets of the Borrower or the Corporate Guarantor; or

(iii)	any analogous procedure or step is taken in any jurisdiction;

(c)	any Instalment falling due under Clause 3.2 is not paid on its due date unless its failure to pay is caused by an administrative or technical error; and

(d)
any Security Interest securing any Financial Indebtedness of a Relevant Person is enforced or any creditor accelerates or enforces its rights pursuant to a provision having an equivalent effect to clause 18.2 of the Loan Agreement; and

"Upfront Amount" means an amount of $6,700,000.

2              UNDERTAKINGS

2.1          The Borrower and the Corporate Guarantor jointly and severally undertake as follows:

(a)
to pay on the date of this Agreement the Upfront Amount to be applied first against the Balloon Instalment and thereafter against the outstanding repayment instalments of the Loan (as defined in the Loan Agreement);

(b)
to pay all costs associated with the release of the Mortgage in respect of the Ship and any legal costs incurred by the Lender in connection therewith and in connection with the arrangements set out in and the negotiation of this Agreement; and

(c)
on the date of completion of the sale of the Ship, the Borrower will confirm in writing (in a form in all respects acceptable to the Lender) that there are no due and unpaid Earnings or outstanding claims in connection with the Earnings or Insurances of the Ship and that no claims in connection with Earnings or Insurances (in connection with a previous employment or otherwise) are anticipated in connection with the Ship after its delivery to the Buyer.

3              LENDER'S AGREEMENT

In consideration of the undertakings of the Borrower and the Corporate Guarantor as set out in Clause 2, the Lender agrees as follows:

3.1          Mortgage release

Subject to Clause 2.1(b), the Mortgage shall be released on receipt of evidence, satisfactory to the Lender, that the Upfront Amount and the first Instalment have been paid on or prior to the date of this Agreement.

3.2          Loan reduction on Closing Date

Upon receipt of the Upfront Amount on the Closing Date, and provided that the Borrower has complied with all its obligations and undertakings under this Agreement and the representations set out in Clause 4 remain true in all respects, the Borrower shall be deemed to comply with its obligations to repay the Loan and interest thereon under the Loan Agreement if it makes the following payments towards reducing the Loan (each an "Instalment" and together the "Instalments") on the dates set out in the table below (each an "Instalment Payment Date"):

1	2	3	4	5

Date	Instalment ($)	Deficiency amount on each Instalment Payment Date ($)	Total reduction of Loan on each Instalment Payment Date ($)	Loan ($) after payment of each Instalment stated in column 2 ($)

Closing Date	1,500,000	3,585,343.35	5,085,343.35	6,780,457.80
The date falling 3 months after the Closing Date	666,666.67	1,593,485.94	2,260,152.61	4,520,305.19
The date falling 6 months after the Closing Date	666,666.67	1,593,485.94	2,260,152.61	2,260,152.58
The date falling 9 months after the Closing Date	666,666.67	1,593,485.92	2,260,152.58	0.00

and all payments under this Clause 3.2 shall be applied against the Loan (as defined in the Loan Agreement) first against the Balloon Instalment and thereafter against the outstanding repayment instalments.

Following payment of the Upfront Amount and the first Instalment no further interest will accrue on the Loan.

On each date on which an Instalment is paid, the Loan shall, be reduced by the amount shown in Column 4 of the table included in this Clause 3.2 (each a "Total Reduction").

If the Borrower fails to pay any Instalment on an Instalment Payment Date in accordance with the above provisions, the Loan (as reduced only by the Upfront Amount and any previously made Total Reductions) shall become immediately due and payable. Any failure to effect such repayment shall constitute an Event of Default pursuant to Clause 9 of this Agreement.

3.3        Release of Corporate Guarantee and settlement of claims

On the Final Settlement Date (subject to the Lender first having received all the amounts referred to in Clause 3.2):

(a)
there shall be a full and final settlement of any claims or amounts whatsoever due to the Lender from the Borrower, the Corporate Guarantor or any other Security Party under or in connection with the Loan Agreement relating to the repayment of the Loan;

(b)
the Lender will irrevocably and unconditionally release and discharge the Borrower from its obligation to repay the Loan and any other obligations under or in connection with the Loan Agreement (save for those referred to in clauses 19 and 20 of the Loan Agreement which shall survive the execution of this Agreement);

(c)
the Lender will release the Corporate Guarantor from all its obligations under the Corporate Guarantee (save for the obligations to indemnify the Lender in connection to the Borrower's obligations referred to in clauses 19 and 20 of the Loan Agreement which shall survive the execution of this Agreement);

(d)	the Lender will re-assign to the Borrower all Security Interests of any kind created by the Finance Documents to which it is a party;

(e)	the Lender will irrevocably and unconditionally release and discharge the Borrower from all its obligations under or in connection with any Finance Document to which it is a party; and

(f)	the Lender shall re-assign to the Approved Manager all Security Interests (if any) created by the Approved Manager's Undertaking.

4              REPRESENTATIONS AND WARRANTIES

4.1	The Borrower and the Corporate Guarantor represent and warrant to the Lender as follows:

(a)
the Borrower and the Corporate Guarantor have taken all corporate action and obtained all consents necessary for them to execute this Agreement and to make all payments contemplated by, and to comply with, this Agreement;

(b)	all consents referred to in Clause 4.2 remain in force and nothing has occurred which makes it liable for revocation;

(c)	the execution by the Borrower and the Corporate Guarantor of this Agreement constitutes the Borrower's and the Corporate Guarantor's legal, valid and binding obligations enforceable against the Borrower and the Corporate Guarantor in accordance with its respective terms and/or will not involve or lead to a contravention of:

(i)	law or regulation; or

(ii)	the constitutional documents of the Borrower or the Corporate Guarantor; or

(iii)	any contractual or other obligation or restriction which is binding on the Borrower or the Corporate Guarantor or any of their assets; and

(d)	no claims against any insurers or any charterer in respect of the Ship remain pending or unpaid.

4.2
The Borrower and the Corporate Guarantor acknowledge and hereby irrevocably and unconditionally confirm to the Lender that they have no claim whatsoever against the Lender in respect of, or arising out of, the Loan Agreement and the Finance Documents.

5              CONFIDENTIALITY AND NON-DISCLOSURE

The terms and conditions of this Agreement, including its existence, shall remain strictly private and confidential and shall not be disclosed by the Borrower or the Corporate Guarantor to any third party (with the exception of their legal advisers or as required by law or regulation (including, but not limited to any applicable regulations of the US Securities Exchange Commission and the applicable accounting standards)) or for the purposes of the enforcement of this Agreement.

6.             RESERVATION OF RIGHTS

6.1
The terms of this Agreement shall be without prejudice to the Lender's rights under the Loan Agreement and Finance Documents which rights the Lender fully reserves until due performance of all of the terms of this Agreement and any forbearance or delay by the Lender in exercising such rights shall in no way amount to, or be construed as a waiver by, the Lender of such rights.

6.2
For the avoidance of any doubt, each of the Borrower and the Corporate Guarantor shall continue to remain liable in respect of all its obligations and liabilities under or in connection with the Loan Agreement and the Corporate Guarantee (subject to Clause 7 of this Agreement) until it is released pursuant to Clause 0.

7              FORBEARANCE

7.1
Subject to the compliance with the terms and conditions contained in this Agreement including without limitation those referred to in Clause 2.1 and provided that the representations set out in Clause 4 are and remain true in all respects, the Lender confirms that during the Forbearance Period it shall not:

(a)	declare prematurely due and payable or otherwise seek to accelerate payment of all or any Financial Indebtedness or any part of the Loan; or

(b)	exercise or enforce any right under any Finance Document.

7.2
For the avoidance of doubt, on the occurrence of a Termination Event, the agreement of the Lender to the matters set out in this Clause 7 shall be revoked and the terms of this Agreement shall be terminated and the amount of the Loan as of the date of termination shall be the amount of the Loan at that date as reduced in accordance with Clause 3.2 of this Agreement.

7.3
Each Security Party hereby agrees with the Lender that, notwithstanding the terms of this Clause 7.1, the provisions of the Loan Agreement and the Finance Documents shall be, and are hereby, re-affirmed and remain in full force and effect.

7.4	This Agreement shall constitute a Finance Document for all purposes under the Loan Agreement and the other Finance Documents.

8	INCORPORATION OF LOAN AGREEMENT TERMS

8.1
The provisions of clauses 19.1, 19.2 and 27 of the Loan Agreement shall apply (with all logical modifications) to this Agreement as if the references therein to "this Agreement" or "a/the Finance Document/s" were references to this Agreement.

8.2          This Agreement may be executed in any number of counterparts.

9	EVENT OF DEFAULT

The Borrower and the Corporate Guarantor acknowledge and agree that if any of them fails to satisfy any obligations undertaken by it under this Agreement in a timely manner, such failure shall constitute an Event of Default entitling the Lender to take any of the actions referred to in clause 18.2 of the Loan Agreement.

10	GOVERNING LAW AND JURISDICTION

The terms of this Agreement shall be governed by and construed in accordance with English law and the terms of clause 29 of the Loan Agreement shall apply (with all logical modifications) to this Agreement as if all references therein to "this Agreement" were references to this Agreement.

EXECUTION PAGE

BORROWER

EXECUTED and DELIVERED as a DEED by AEGEAN TRADERS INC. acting by Savvas Tournis its duly authorised attorney-in-fact in the presence of:	) ) ) ) )	/s/ Savvas Tournis

EVGENIA TH. VOULIKA Attorney-at-Law 52 Ag. Konstantinou Street – 151 24 Marousi Athens, Greece Tel: +30 210 6140580		/s/ Evgenia Th. Voulika

CORPORATE GUARANTOR

EXECUTED and DELIVERED as a DEED by DRYSHIPS INC. acting by Savvas Tournis its duly authorised attorney-in-fact in the presence of:	) ) ) ) )	/s/ Savvas Tournis

EVGENIA TH. VOULIKA Attorney-at-Law 52 Ag. Konstantinou Street – 151 24 Marousi Athens, Greece Tel: +30 210 6140580		/s/ Evgenia Th. Voulika

LENDER

EXECUTED and DELIVERED as a DEED
by EAA PORTFOLIO ADVISERS GMBH
for and on behalf of PORTIGON AG,
LONDON BRANCH
(formerly known as WEST LB AG,
London Branch)
acting by
its duly authorised
attorney-in-fact in the presence of:
	) ) ) ) ) ) ) ) )	/s/ ILLEGIBLE